EXHIBIT 99.2

For More Information Contact:
Investor Contact: Ann Thornton (414) 438-6887
Media Contact: Carole Herbstreit (414) 438-6882

Brady Corporation increases dividend to shareholders for the 30th consecutive year

MILWAUKEE (September 10, 2015)---Brady Corporation’s (NYSE: BRC) Board of Directors has announced an increase in its annual dividend to shareholders of the company’s Class A Common stock from $0.80 per share to $0.81 per share. A quarterly dividend of $0.2025 per share will be paid on October 30, 2015 to shareholders of record at the close of business on October 9, 2015. This dividend represents the 30th consecutive annual increase in dividends.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of August 1, 2015, employed approximately 6,400 people in its worldwide businesses. Brady’s fiscal 2014 sales were approximately $1.23 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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